UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 15, 2014

Starwood Hotels & Resorts Worldwide, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-7959	52-1193298
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One StarPoint, Stamford, Connecticut		06902
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(203) 964-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2014, Sergio D. Rivera, President, The Americas, for Starwood Hotels & Resorts Worldwide, Inc. (the "Company"), received a time-based retention grant of 24,079 restricted shares of common stock, par value $0.01 per share, of the Company (the "Retention Grant") under the Company’s 2013 Long-Term Incentive Compensation Plan.

Under the terms of the Retention Grant, the restricted stock will generally vest in two installments over four years. The first installment, consisting of 50% of the Retention Grant, will generally vest on the third anniversary of the date of grant if Mr. Rivera remains employed by the Company on such date. The second installment, consisting of the balance of the Retention Grant, will generally vest on the fourth anniversary of the date of grant if Mr. Rivera remains employed by the Company on such date.

The Retention Grant generally will be subject to accelerated vesting (on either a full or pro-rata basis, depending on the circumstances) if: (1) Mr. Rivera’s employment is terminated without cause (as defined in his applicable severance agreement with the Company); (2) Mr. Rivera dies or becomes disabled (in each case on or after the six-month anniversary of the date of grant); or (3) either (A) the Retention Grant is not continued, assumed or substituted in the event of a change in control of the Company, or (B) the Retention Grant is continued, assumed or substituted in the event of a change in control of the Company but Mr. Rivera experiences a qualifying termination of employment within a specific period of time after the change in control (as further described in his applicable severance agreement with the Company).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starwood Hotels & Resorts Worldwide, Inc.

September 18, 2014	By:	Kristen Prohl

Name: Kristen Prohl
Title: Vice President, Chief Regulatory Counsel